As filed with the Securities and Exchange Commission on May 20, 2022

Registration No. 333-190290

Registration No. 333-250969

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN DIGITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0956711 (I.R.S. Employer Identification No.)

Western Digital Corporation

5601 Great Oaks Parkway

San Jose, CA 95119

(Address of Principal Executive Offices, Zip Code)

Western Digital Corporation 401(k) Plan

(Full Title of the Plan)

Michael C. Ray

Executive Vice President, Chief Legal Officer and Secretary

Western Digital Corporation

5601 Great Oaks Parkway

San Jose, California 95119

(408) 717-6000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Sean C. Feller, Esq.

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, CA 90067

(310) 552-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY STATEMENT

Western Digital Corporation (“Registrant”) is filing this Post-Effective Amendment No.1 to the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “SEC”) in order to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), that remain unsold as of the date hereof, together with any and all other securities registered but unsold as of the date hereof thereunder (note that the share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•

Registration Statement on Form S-8 (No. 333-190290), filed with the SEC effective August 1, 2013, registering 2,000,000 shares of Common Stock pursuant to the Western Digital Corporation 401(k) Plan (the “Plan”).

•	Registration Statement on Form S-8 (No. 333-250969), filed with the SEC effective November 25, 2020, registering 1,500,000 shares of Common Stock pursuant to the Plan.

In accordance with Rule 414 of the Securities Act, this Post-Effective Amendment No. 1 is being filed solely to reflect the termination of the offering of Common Stock under the Plan by the Registrant or as necessary to keep the Prior Registration Statements from being misleading in any material respect. In accordance with paragraph (d) of Rule 414 of the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Registrant hereby expressly terminates each Prior Registration Statement as the Registrant’s registration statements for all purposes with respect to the Plan.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on May 20, 2022.

WESTERN DIGITAL CORPORATION

By:	/s/ Michael C. Ray
Name: Title:	Michael C. Ray Executive Vice President, Chief Legal Officer and Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign Post-Effective Amendment No. 1 to the Prior Registration Statements.